Exhibit 99.2

Action by Written Consent Of the stockholders of
Qualigen, Inc.

The undersigned stockholders, representing (i) a majority of the voting power of the Preferred Stock and the Common Stock of Qualigen, Inc., a Delaware corporation (the “Company”), voting together as a single class in accordance with their respective applicable voting power; (ii) at least 75% of the shares of the Series A Preferred Stock, voting together as a single series; (iii) at least 51% of the shares of the Series B Preferred Stock, voting together as a single series; (iv) at least 66 2/3% of the shares of the Series C Convertible Preferred Stock, voting together as a single series; (v) at least 66 2/3% of the shares of the Series D Convertible Preferred Stock, voting together as a single series; and (vi) at least 66 2/3% of the shares of the Series D-1 Convertible Preferred Non-Voting Stock, voting together as a single series, all acting by written consent without a meeting pursuant to Section 228 of the Delaware General Corporation Law, do hereby consent to the adoption of the following recital, resolutions and actions as of ________, 2020 and direct that this consent be filed with the minutes of the proceedings of the stockholders of the Company:

Approval of the Merger, Adoption of the Merger Agreement, Etc.

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated among Ritter Pharmaceuticals, Inc., a Delaware corporation, RPG28 Merger Sub, Inc., a Delaware corporation, and the Company dated January 15, 2020 (as it has thereafter been amended and may hereafter be amended, the “Merger Agreement”), pursuant to which RPG28 Merger Sub, Inc. will merge with and into the Company with the Company as the surviving corporation (the “Merger”) and, in exchange for their outstanding shares of stock of the Company, the Company stockholders will become stockholders of Ritter Pharmaceuticals, Inc., except for such stockholders, if any, who perfect appraisal rights under applicable law;

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, the Merger and the other transactions and actions contemplated by the Merger Agreement be, and hereby are, approved and adopted.

RESOLVED FURTHER, that the requisite supermajority of each respective series of Preferred Stock hereby gives all necessary waivers of and consents under their applicable charter-level (and other) protective provisions so as to allow the Merger Agreement, the Merger and the other transactions and actions contemplated by the Merger Agreement.

Approval of Amendment of Certificate of Incorporation.

RESOLVED, that the stockholders hereby approve and adopt an amendment of the Company’s certificate of incorporation to amend Article IV to (i) increase the authorized number of shares of Common Stock from 40 million shares to ____ million shares, (ii) increase the authorized number of shares of Preferred Stock from 20 million shares to ____ million shares, (iii) provide that all weighted-average or ratchet anti-dilution provisions of each series of Preferred Stock that have been triggered by any agreement, issuance or deemed issuance in 2018, 2019 or 2020 or that may be triggered in connection with the Merger are, to such extent, deemed, conclusively and ab initio, to have been fully and duly waived, (iv) provide that immediately before the effective time of the Merger, all outstanding shares of each series of Preferred Stock of the Company (other than outstanding shares of any series entitled Series Alpha Preferred Stock) shall be automatically and mandatorily converted into Company common stock at the then-effective conversion rate for the applicable series, and (v) provide that all necessary consents and waivers with regard to all protective provisions of each series of Preferred Stock which protective provisions would be inconsistent with such amendment or with the Merger or with any act done or omitted to be done (or to be done or omitted to be done) in 2018, 2019 or 2020 with an eye to the Merger (or with an eye to such a merger) are, to such extent, deemed, conclusively and ab initio, to have been duly given.

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The undersigned, constituting the holders of (i) a majority of the voting power of the Company’s Preferred Stock and Common Stock, voting together as a single class in accordance with their respective applicable voting power; (ii) at least 75% of the shares of the Series A Preferred Stock, voting together as a single series; (iii) at least 51% of the shares of the Series B Preferred Stock, voting together as a single series; (iv) at least 66 2/3% of the shares of the Series C Convertible Preferred Stock, voting together as a single series; (v) at least 66 2/3% of the shares of the Series D Convertible Preferred Stock, voting together as a single series; and (vi) at least 66 2/3% of the shares of the Series D-1 Convertible Preferred Non-Voting Stock, voting together as a single series, hereby consent to the foregoing recital and resolutions and actions as of the date set forth above and direct that this Action by Written Consent be filed with the minutes of this Company. Said recital, resolutions and actions shall have the same force and effect as if they were adopted at a meeting at which the undersigned were personally present. This Action by Written Consent shall apply to all shares of capital stock of the Company held by the undersigned. Failure of any one or more stockholders to sign shall be immaterial if the holders of the required majority of the voting power of the outstanding stock, and any required supermajority of each applicable series and other grouping of stockholders do sign. The Company is directed to send prompt written notice of this Action by Written Consent to the other stockholders of the Company.

IN WITNESS WHEREOF, the undersigned Qualigen, Inc. stockholder has duly executed this Action by Written Consent counterpart.

(For a non-individual stockholder, such as a corporation, limited liability company or trust)

(Name of Stockholder - printed)

By:
Name:
Title:

(For an individual stockholder)

(Signature)

(Printed Stockholder Name)

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